Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 9, 2012, with respect to the 2011 consolidated financial statements of Hickory Tech Corporation contained in the Annual Report on Form 10-K for the year ended December 31, 2013 of Enventis Corporation (formerly Hickory Tech Corporation), which are incorporated by reference in this Registration Statement on Form S-4. We consent to the incorporation by reference in the Registration Statement on Form S-4 of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Minneapolis, Minnesota

August 10, 2015